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                                                                     EX-99.B(11)



                          INDEPENDENT AUDITORS' CONSENT


Total Return U.S. Treasury Fund, Inc.

We consent to the use in Post-Effective Amendment No. 15 to the Registration Statement No. 33-12179 of Total Return U.S. Treasury Fund, Inc. of our report dated November 22, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to our firm under the caption "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.



/s/ Deloitte & Touche LLP
--------------------------
DELOITTE & TOUCHE LLP
Parsippany, NJ

February 24, 1997